Exhibit 10.1

TRADITIONAL COUNCIL CHAIRMAN Juan Garza, Jr., Kisisika SECRETARY Jesus Anico, Chakodata TREASURER Rogelio Elizondo, Apichicuea MEMBERS José Pepe Treviño, Jr., Kimillata David J. Gonzalez, Kikekideah	KICKAPOO TRADITIONAL TRIBE OF TEXAS H C 1, Box 9700, Eagle Pass, Texas 78852 (830) 773-2105 (830) 757-8010 Fax (830) 757-9228
March 11, 2006

Timothy Cope, President
LAKES ENTERTAINMENT, INC.
130 Cheshire Lane #101
Minnetonka, MN 55305
VIA FACSIMILE (952) 449-9353
AND OVERNIGHT DELIVERY OF HARD COPY
     Re: KTTT — LAKES continued disengagement negotiations
Dear Mr. Cope:
     We are in receipt of your letter dated March 9, 2006. We have reviewed your letter and believe that we should settle as follows:
1.	We agree to prepare a check in the amount of $2,551,320.88 payable to Lakes Entertainment, Inc.

2.	Another check in the amount of $648,776.61 shall be made to Borders Land Company LLC and deposit it in escrow with the title company until title is transferred to Kickapoo Traditional Tribe of Texas.
     Exhibit “A” is attached and contain the final terms of our agreements and are incorporated by reference in this document for all purposes. This offer is open for three (3) days following receipt of originals. Acceptance should reflect your original signature in four (4) identical documents. Lakes’ will send four (4) original signature documents via overnight mail to:
KTTT letter of settlement to Lakes
Dated March 11, 2006

Juan Garza, Jr., Chairman
c/o Gloria Hernandez
794 Lucky Eagle Drive
Eagle Pass, Texas
On the day of receipt, KTTT Enterprises will sign all documents; return two original signature documents to Lakes Entertainment along with a check in the amount of $2,551,320.88. KTTT Enterprises will deposit a check in the amount of $648,776.61 in escrow with Stewart Title in Eagle and Lakes Entertainment will cause to have title in all properties bought by Lakes in Maverick County under any name including, but not limited to, Borders Land Properties.
This agreement reflects the terms contained in Exhibit “A” and the Addendum attached and incorporated as if fully set out in this Agreement.
APPROVED AND AGREED:

KTTT Enterprises

By:	/s/ Rogelio Elizondo	By:	/s/ David Gonzalez

Its:	Treasurer	Its:	Member
Date:	3/11/06	Date:	3/11/06

By:	/s/ José P. Treviño

Its:	Member
Date:	3-11-06

LAKES ENTERTAINMENT, INC.

By:	/s/ Timothy Cope

Its:	President / CFO
Date:	March 17, 2006
KTTT letter of settlement to Lakes
Dated March 11, 2006

EXHIBIT “A”
1.	The amount of Two Million Five Hundred Fifty-One Thousand Three Hundred Twenty and 88/100 dollars ($2,551,320.88) shall cover the following:

Vendors Invoices for materials/services rendered in connection with KLEC	As you requested in your letter dated March 9, 2006 item numbered as 1	$2,473,407.76
Faithful & Gould	As you requested in your letter dated March 9, 2006 item numbered as 2(d)	$41,582.50
Fulbright and Jaworski	As you requested in your letter dated March 9, 2006 item numbered as 2(e)	$8,942.39
Gray Plant Mooty	As you requested in your letter dated March 9, 2006 item numbered as 2(f)	$13,585.00
Hamilton Quigley	As you requested in your letter dated March 9, 2006 item numbered as 2(g)	$13,639.27
Domain rights	As you requested in your letter dated March 9, 2006 item numbered as 7	$163.96

TOTAL		$2,551,320.88

2.	Those items named in your letter as number 2:
a.	Forsythe — KTTT will return the Forsythe product to Lakes at Lakes’ expense for removing and transporting, in exchange for a full release of KTTT for any amounts claimed to be owed to Forsythe. Lakes represents to KTTT that no additional payment from KTTT is owed to Forsythe.

b.	Graybar: KTTT offers to pay full amount of $29,286.92 directly to Graybar and offer to release Lakes from any liability to Graybar as a result of this amount owed.

c.	Cumming: KTTT offers to pay all amounts owed directly to Cumming and offer to release Lakes from any liability as a result of these amounts owed. KTTT is already working directly with this vendor.

d.	Faithful & Gould (see chart above).

e.	Fulbright & Jaworski (see chart above).
KTTT Letter Agreement of March 11, 2006 to Lakes Entertainment, Inc.
Exhibit “A” attachment to Letter Agreement

f.	Gray Plant Mooty (see chart above).

g.	Hamilton Quigley (see chart above).

h.	Tetra Tech: KTTT offers to pay all amounts owed directly to Tetra Tech and offer to release Lakes from any liability to Tetra Tech as a result of amounts owed. KTTT is already working directly with this vendor.
3.	Check to be deposited with Stewart Title in escrow until title is transferred to Kickapoo Traditional Tribe of Texas is as follows:

Transfer of all lands in Maverick County purchased by Lakes as anticipated by KLEC.	As you requested in your letter dated March 9, 2006 item numbered as 3	$648,776.61
4.	Lakes agrees to send notice to all vendors who have worked for KTTT (except as noted on paragraph 2 above) (“Vendors”) to contact KTTT and deal directly with KTTT concerning outstanding invoices. Lakes will further notify the Vendors that Lakes no longer is an entity with any type of interest in Kickapoo Lucky Eagle Casino (“KLEC”) project. It shall be Lakes responsibility to secure a release from the Vendors as specified by Lakes.

5.	As to the Vendors listed in all previous negotiations whose balances keep fluctuating as the parties continue to work with them, and for each, as to the outstanding amounts previously shown as of the date therein, KTTT agrees to assume full responsibility of the outstanding balances and as to those Vendors and balances, indemnify and hold Lakes harmless for any claims, damages, or liability Lakes suffers or incurs arising out of KTTT’s failure to pay listed Vendors’ invoices.

6.	Lakes agrees to cooperate in providing further information pertaining to KLEC, if available to Lakes, which KTTT may need in the future, including but not limited to, specifications to complete technical work.

7.	Lakes agrees to transfer to KTTT the right and title to the domain names www.klecasino.org, www.kickapoolec.com, www.kickapoolec.org, and www.klec.com
KTTT Letter Agreement of March 11, 2006 to Lakes Entertainment, Inc.
Exhibit “A” attachment to Letter Agreement

ADDENDUM TO
KTTT LETTER OF SETTLEMENT
KTTT will assume responsibility for full payment to the Vendors and will, upon making payment, secure a full and final release from the Vendors whereby they release all claims against Lakes. Upon payment and release from the vendors, all real estate will be transferred to KTTT. KTTT agrees to indemnify and hold Lakes harmless for any claims, damages, or liability Lakes suffers or incurs (including attorneys fees) arising out of KTTT’s failure or delay of payment of the Vendors’ invoices.
KTTT hereby expressly waives, and also waives its right to assert, sovereign immunity and any and all defenses based thereon with respect to any dispute hereunder. KTTT hereby consents to be sued by Lakes for any claims arising hereunder in the United States District Court for the Western District of Texas, or if that court determines it is without jurisdiction, then to the courts of the State of Texas and all courts to which an appeal therefrom may be available. To the extent lawful in connection with any such disputes, KTTT expressly waives the application of the doctrines of exhaustion of tribal remedies or comity that might otherwise require that claims be heard first in tribal court or other tribal forum of Kickapoo Traditional Tribe of Texas.